Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Walden International Equity Fund, a series of The Boston Trust & Walden Funds, under the headings “Independent Registered Public Accounting Firm” in the Statement of Additional Information dated September 27, 2013.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

September 26, 2013